Supplementary Agreement to Shareholders’ Agreement

Party A:  Tongding Group Co., Ltd. (通鼎集团有限公司)

Legal Representative: SHEN Xiaoping

Domicile: 8 Xiaoping Avenue, Badu Economic Development Zone, Zhenze Town, Wujiang District, Suzhou, Jiangsu Province

Party B:  Shanghai Yujing Investment Center (Limited Partnership) (上海毓璟投资中心)（有限合伙）

Legal Representative: LIU Jing

Domicile: Suite 24058, Area 1, Building No. 2, 888 Huanhu West Second Road, Nanhui New City, Pudong New Area, Shanghai

Party C:  Hangzhou Xingqiong Investment LLP (杭州星琼投资合伙企业)

Authorized Representative: CHEN Xiaoliang

Domicile: Suite 1707, Jiliang Building, Cuiyuan Sub-district, West Lake District, Hangzhou, Zhejiang Province

(Party A, Party B and Party C each a “Party” and collectively the “Parties” or the “Three Parties”)

Whereas:

 (1)          The Parties entered into a certain Shareholders’ Agreement on October 24, 2017 (the “SHA”) for the joint establishment of Tonghao Information Technology (Shanghai) Co., Ltd. (“Tonghao Shanghai”) with a registered capital of RMB508 million in China (Shanghai) Pilot Free Trade Zone.  Pursuant to the SHA, Party A shall subscribe for RMB242.824 million of the registered capital of and hold 47.8% of the equity interest in Tonghao Shanghai, and each of Party B and Party C shall subscribe for RMB132.588 million of the registered capital of and hold 26.1% of the equity interest in Tonghao Shanghai.  Tonghao Shanghai’s registered capital shall be paid by installments.  In that regard, Party A has undertaken to pay RMB110,781,856 as the first installment of its subscribed capital contribution, and each of Party B and Party C has undertaken to pay RMB83,086,392 as the first installment of its subscribed capital contribution.

(2)          Tonghao Shanghai is to be established for the purpose of establishing a wholly-owned subsidiary Tonghao (Cayman) Limited (“Tonghao Cayman”) subject to receipt of the ODI approvals, which will be used as the purchaser to acquire shares in NASDAQ listed UTStarcom Holding Ltd. (UTSI) (the “Target Company”) (such purpose the “JV Purpose”).

(3)          As of the date of this Agreement, two existing shareholders of the Target Company, i.e., DASAN Networks, Inc., a South Korean company, and Invex Operadora CV, a Mexican company (the “Existing Shareholders of the Target Company”), have reached final agreement with Tonghao Shanghai on the signing of the share purchase documents.  Furthermore, DASAN Networks, Inc. entered into the Purchase and Sale Agreement with Tonghao Shanghai, and Invex Operadora CV has indicated to Tonghao Shanghai that it expects to enter into the Purchase and Sale Agreement on October 31, 2017.

NOW, THEREFORE, based on the SHA that has been executed, the most recent development of the proposed transaction and the close communications among the Parties, and after having reached agreement through consultations among them, the Parties hereby enter into this Supplementary Agreement (this “Agreement”) as follows in respect of the arrangements for the payment of capital contribution to Tonghao Shanghai by the shareholders and the disposal of the shares in the Target Company in line with the most recent development of the proposed transaction by adhering to the principle of equality and mutual benefit and on the basis of equality, voluntariness, fairness and good faith:

Article 1          Payment of Registered Capital of Tonghao Shanghai

1.1          Amount of Subscribed Capital Contribution

(1)          Party A shall subscribe for RMB242.824 million of the registered capital of Tonghao Shanghai and shall pay RMB110,781,856 as the first installment of its subscribed capital contribution;

(2)          Party B shall subscribe for RMB132.588 million of the registered capital of Tonghao Shanghai and shall pay RMB83,086,392 as the first installment of its subscribed capital contribution; and

(3)          Party C shall subscribe for RMB132.588 million of the registered capital of Tonghao Shanghai and shall pay RMB83,086,392 as the first installment of its subscribed capital contribution.

1.2          Timing of Payment of Subscribed Capital Contribution

(1)          Timing of Payment of First Installment of Subscribed Capital Contribution:

The Parties mutually agree that on the date on which Tonghao Shanghai enters into the equity transfer agreement with either of the Existing Shareholders of the Target Company, i.e., Invex Operadora CV and DASAN Networks, Inc., or any of their respective controlled entity holding the shares in the Target Company, i.e., October 31, 2017, Party A and Party B shall initiate the payment of the first installment of their respective subscribed capital contribution to Tonghao Shanghai and make the payment no later than November 2, 2017, and that Party C shall pay the first installment of its subscribed capital contribution within three business days following the completion of the required filing with the Asset Management Association of China (“AMAC”), but in no event later than November 30, 2017.

(2)          Other Agreements on the Payment of the First Installment of Subscribed Capital Contribution:

The Parties mutually agree that where Party C fails to satisfy its funding obligation in relation to the first installment within the agreed time limit specified in (1) above, Party A and Party B shall recalculate the percentage of the amount subscribed by each Party in the registered capital of Tonghao Shanghai based on the amount of the paid-in capital of Tonghao Shanghai as of November 30, 2017, and calculate the subsequent responsibilities and rights to be jointly assumed by the shareholders of Tonghao Shanghai.

(3)          Any subsequent installment of the subscribed capital contribution may not be contributed to Tonghao Shanghai until after the Parties have reached agreement thereon through consultations.

Article 2          Disposal of Target Company Shares

In view of the fact that the Parties’ purpose of jointly establishing Tonghao Shanghai is to secure the position as the largest shareholder of the Target Company, conduct the corresponding industrial integration and improve the operating results of the Target Company so as to achieve the investment objective, and that Tonghao Shanghai will obtain only 13.6% of the shares in the Target Company after the execution of the Purchase and Sale Agreement with each of DASAN Networks, Inc. and Invex Operadora SA de CV and the closing of the purchase and sale of shares thereunder, the Parties mutually agree that within the 12 months following execution of this Agreement, Tonghao Cayman will keep increasing its shareholding in the Target Company by all possible lawful means and within the existing scope of authority of the decision-making body of each Party, until it becomes the largest shareholder of the Target Company.

In the event that after the end of the 12 months following the execution of this Agreement, Tonghao Cayman is unable to achieve the objective to increase the shareholding in and become the largest shareholder of the Target Company, or the value of the Target Company shares then held by Tonghao Cayman has increased by at least 20%, any Party hereto may dispose of the Target Company shares represented by its equity interest in Tonghao Shanghai at its sole discretion, and exclusively own the proceeds obtained from such disposal.  Specifically, the number of Target Company shares that each Party may dispose of at its sole discretion shall be equal to: the number of Target Company shares held by Tonghao Cayman * percentage of such Party’s equity interest in Tonghao Shanghai.

When any Party disposes of any Target Company shares to which it has a right of disposal under this Article, neither of the other Parties may interfere therewith.  Instead, they shall render any necessary assistance therein.  Upon completion of any such disposal, the equity interest held by the disposing Party in Tonghao Shanghai shall be reduced pro rata in the manners to be determined by then by the Parties after reaching agreement through consultations.

Article 3          Governing Law and Dispute Resolution

3.1          The execution, validity, interpretation and performance of and resolution of dispute arising under this Agreement shall be protected and governed by the laws of the People’s Republic of China, which for the purpose of this Agreement, shall exclude laws of Hong Kong Special Administrative Area (the “SAR”), Macau SAR and Taiwan.

3.2          In case of any dispute among the Parties arising from the performance of this Agreement, the Parties shall first attempt to resolve such dispute through consultations.  Where such dispute fails to be resolved through such consultations, any Party shall have the right to refer such dispute to Shanghai Arbitration Commission (“ACCSH”) for arbitration in China (Shanghai) Pilot Free Trade Zone in accordance with ACCSH Arbitration Rules then in effect.  An arbitral award shall be final and binding upon all the Parties.  Unless otherwise provided by the arbitral award, the fees and expenses actually paid by the Parties in connection with the arbitration, including without limitation, arbitration fee and reasonable attorney’s fee, shall be borne by the losing Party.

Article 4          Amendment, Supplement and Rescission

4.1          This Agreement may be amended subject to mutual agreement among the Parties.  Any matter not covered hereunder may be set forth in a supplementary agreement to be further entered into among the Parties after reaching agreement through consultations.

4.2          This Agreement after being amended (an “Amended Agreement”) and any supplementary agreement shall have the equal force and effect as this Agreement.  In case of any conflict between any Amended Agreement or any supplementary and this Agreement, such Amended Agreement or supplementary agreement shall prevail.

4.3          In case of any discrepancy between this Agreement and the SHA, this Agreement shall prevail.

4.4          Unless otherwise provided herein, without unanimous consent of all the Parties, this Agreement, after being executed, may not be rescinded or terminated by any Party.

4.5          Where due to any reason on the part of any third party or force majeure, the Parties reasonably determine that the JV Purpose can not be achieved within a reasonable time limit, the Parties shall enter into amicable and bona fide negotiations in good faith about the rescission of this Agreement, the disposal of Tonghao Shanghai and Tonghao Cayman and other related matters.

Article 5          Miscellaneous

5.1          Headings used in this Agreement are for convenience only and may not be used to interpret this Agreement.

5.2          In the event that any provision of this Agreement is invalid for whatever reason, such invalidity shall not affect the validity of any other provision of this Agreement, and the Parties shall continue to perform the other provisions of this Agreement.  Where this Agreement or any provision hereof is held legally nonbinding by any competent arbitration institution or court, which has an adverse effect on any Party, the other Parties may not deny the affected Party’s economic benefit solely based thereon.  Instead, the Parties shall adopt any legally permitted alternative arrangement so as to confer on the affected Party the same or equivalent economic benefit and legal rights.

5.3          This Agreement shall take effect after being affixed with the signature (or personal name seal) of the legal or authorized representative and the company seal or contract seal of each Party.

5.4          This Agreement shall be executed in three counterparts, with each Party to hold one.  All such counterparts shall have equal legal force.

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[Signature page of Party A for the Supplementary Agreement to the Shareholders’ Agreement, no body text on this page]

When signing this Agreement, the undersigned has well reviewed all the provisions of this Agreement and does not have any objection hereto, and has developed an accurate and correct understanding of the legal relationship among the parties hereto and the legal meaning of those provisions concerning the relevant rights, obligations and responsibilities of the parties hereto.

Party A: Tongding Group Co., Ltd.

By:	/s/ Shen Xiaoping	(to be affixed with the signature or seal)
Legal or Authorized Representative

Date of Execution:	November 1, 2017

[Signature page of Party B for the Supplementary Agreement to the Shareholders’ Agreement, no body text on this page]

When signing this Agreement, the undersigned has well reviewed all the provisions of this Agreement and does not have any objection hereto, and has developed an accurate and correct understanding of the legal relationship among the parties hereto and the legal meaning of those provisions concerning the relevant rights, obligations and responsibilities of the parties hereto.

Party B: Shanghai Yujing Investment Center (Limited Partnership)

By:	/s/ Wang Hongyu	(affixed with the company seal of Party B)
Legal or Authorized Representative

Date of Execution:	November 1, 2017

[Signature page of Party C for the Supplementary Agreement to the Shareholders’ Agreement, no body text on this page]

When signing this Agreement, the undersigned has well reviewed all the provisions of this Agreement and does not have any objection hereto, and has developed an accurate and correct understanding of the legal relationship among the parties hereto and the legal meaning of those provisions concerning the relevant rights, obligations and responsibilities of the parties hereto.

Party C: Hangzhou Xingqiong Investment LLP

By:	/s/ Chen Xiaoliang	(to be affixed with the signature or seal)
Authorized Representative of the Executive Partner

Date of Execution:	November 1, 2017